APPENDIX H

CODE OF ETHICS

I. INTRODUCTION

Rule 204A-1 of the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and Rule 17j-1 of the Investment Company Act of 1940, as amended, require Greenhouse Funds LLLP (the “Adviser”) to adopt a written code of ethics

High ethical standards are essential for the success of the Adviser and to maintain the confidence of clients and investors in investment funds managed by the Adviser (clients and such investment funds are referred to in this Code as “clients”). The Adviser’s long-term business interests are best served by adherence to the principle that the interests of clients come first. We have a fiduciary duty to clients to act solely for the benefit of our clients. All personnel of the Adviser, including directors, officers and employees of the Adviser must put the interests of the Adviser’s clients before their own personal interests and must act honestly and fairly in all respects in dealings with clients. All personnel of the Adviser must also comply with all federal securities laws.

Potential conflicts of interest between the interests of the Adviser’s personnel and the interests of the Advisor’s clients may arise in connection with the operation of the Advisor’s investment advisory activities, including conflicts arising in connection with the personal trading activities of the Advisor’s personnel. In recognition of the Adviser’s fiduciary duty to its clients and the Adviser’s desire to maintain its high ethical standards, the Adviser has adopted this Code of Ethics (the “Code”) containing provisions designed to prevent improper personal trading, identify conflicts of interest and provide a means to resolve any actual or potential conflicts in favor of the Adviser’s clients. As a general matter, the Adviser’s personnel are not permitted to engage in personal transactions for their personal securities accounts. In recognition of the fact that an employee of the Adviser may have a pre-existing personal securities account and require the ability to sell securities from time to time, the Adviser has adopted the provisions of the Code that relate to personal securities trading.

Adherence to the Code of Ethics and the related restrictions on personal investing is considered a basic condition of employment by the Adviser. As with all policies and procedures, the Code is designed to cover a variety of circumstances and conduct; however, no policy or procedure can anticipate every potential conflict of interest that can arise. Consequently, the Adviser’s personnel are expected to abide not only by the letter of the Code, but also by the spirit of the Code. If you have any doubt as to the propriety of any activity, you should consult with the Compliance Officer, who is charged with the administration of this Code of Ethics.

II. DEFINITIONS

1.Access Person means any member, director, officer or employee of the Adviser (or of any company in a control relationship to the Adviser) (i) who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Reportable Fund, or (ii) who is involved in making securities recommendations to clients or who has access to such recommendations that are nonpublic.

Independent directors and directors who are employees of affiliates will generally not be considered an Access Person. The Adviser’s Chief Compliance Officer will notify such directors and employees of affiliates if he or she will be considered an Access Person.

2.    Beneficial ownership includes ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect financial interest other than the receipt of an advisory fee.

3.    Covered Person means any Access Person of the Adviser.

4.    Personal Account means any account in which a Covered Person has any Beneficial Ownership.

5.    Reportable Fund means any registered investment company advised or subadvised by the Adviser or registered funds whose adviser or principal underwriter controls the Adviser, is controlled by the Adviser, or is under common control with the Adviser

6.    Restricted Security means a security as defined in section 202(a)(18) of the Advisers Act (15 U.S.C. 80b-2(a)(18)) and includes any derivative, commodities, options or forward contracts relating thereto, except that it does not include:

(i)    Direct obligations of the Government of the United States;

(ii)    Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

(iii)    Shares issued by money market funds;

(iv)    Shares issued by registered open-end funds (i.e., mutual funds, not ETFs/ETNs) other than Reportable Funds; and

(v)    Shares issued by unit investment trusts that are invested exclusively in one or more registered open-end funds, none of which are Reportable Funds.

III.    APPLICABILITY OF CODE OF ETHICS

Personal Accounts of Covered Persons. This Code of Ethics applies to all Personal Accounts of all Covered Persons.

A Personal Account also includes an account maintained by or for:

•A Covered Person's spouse (other than a legally separated or divorced spouse of the Covered Person) and minor children;

•Any immediate family members who live in the Covered Person’s household;

•Any persons to whom the Covered Person provides primary financial support, and either (i) whose financial affairs the Covered Person controls, or (ii) for whom the Covered Person provides discretionary advisory services; and

•Any partnership, corporation or other entity in which the Covered Person has a 25% or greater beneficial interest, or in which the Covered Person exercises effective control.

A comprehensive list of all Covered Persons and Personal Accounts will be maintained by the Adviser’s Compliance Officer

IV. Whistleblower Policy

Pursuant to the Adviser’s “Whistleblower Policy,” it is the responsibility of all Employees to comply with the Adviser’s policies and procedures as well as applicable law and to report violations or suspected violations including, but not limited to, instances of financial impropriety or irregularity, dishonest activity or any other conduct that is prohibited by the Adviser’s policies and procedures or applicable law. Employees making reports or complaints pursuant to this Whistleblower Policy will be protected from retaliation under the Advisers Non-Retaliation Policy that is a part of this Whistleblower Policy. The Whistleblower Policy is intended to encourage and enable Employees to raise serious concerns within the Adviser prior to seeking resolution outside of the Adviser.

The Adviser encourages Employees to share their questions, concerns, suggestions or complaints with someone who can address them properly. In most cases, an Employee’s direct supervisor is in the best position to address an area of concern. However, if an Employee is not comfortable speaking with his or her supervisor, or an Employee is not satisfied with his or her supervisor’s response, the Employee is encouraged to speak with the CCO.

The Adviser will investigate all suspected violations. The CCO is responsible for promptly investigating and resolving all reported complaints or allegations of violations of the Adviser’s policies and procedures and/or applicable laws. The CCO, at his discretion, may advise Managing Members of any allegations. Any Employee filing a complaint concerning a violation or suspected violation of the Adviser’s policies and procedures or applicable law must act in good faith and have reasonable grounds for believing that the information disclosed indicates a violation. Any allegation that proves to have been made maliciously or knowingly to be false will be viewed as a serious disciplinary offense.

Non-Retaliation Policy

The Adviser forbids retaliation against anyone who, in good faith, reports or complains, assists in making a complaint, or cooperates in an investigation of financial impropriety or irregularity, dishonest activity or any other conduct that is prohibited by the Adviser’s policies and procedures or applicable law. Any Employee participating in an investigation is required to keep all interviews and other details of the investigation confidential to the fullest extent practicable and to refrain from discussing such matters with anyone, other than those individuals conducting or directing the investigation. Nothing in this policy prohibits an Employee from making a report, complaint, or charge to any governmental agency or from communicating with a governmental agency in connection with a report, complaint, or charge. Any Employee who retaliates against another employee in violation of this policy will be subject to discipline, up to and including immediate termination.

SEC’s Whistleblower Program

The SEC’s “Whistleblower Program” provides monetary incentives for individuals to come forward and report possible violations of the Federal Securities Laws to the SEC. Under the SEC’s Whistleblower Program, eligible whistleblowers are entitled to an award of between 10% and 30% of the monetary sanctions for information that leads to a successful SEC action resulting in an order of monetary sanctions exceeding $1 million. An “eligible whistleblower” is a person who voluntarily provides the SEC with original information about a possible violation of the Federal Securities Laws that has occurred, is ongoing, or is about to occur. Employees are eligible for an award for information reported internally if the information is reported to the SEC (by either the Employee or the Adviser) within 120 days of the Employee’s internal reporting. The Adviser encourages Employees to follow the Adviser’s Whistleblower Policy and to submit any inquiries regarding the SEC’s Whistleblower Program to the CCO.

V. RESTRICTIONS ON PERSONAL INVESTING AND OTHER ACTIVITIES

1.    General. It is the responsibility of each Covered Person to ensure that a particular securities transaction being considered for his or her Personal Account is not subject to a restriction contained in this Code of Ethics or otherwise prohibited by any applicable laws.

2a.    Prohibitions on Trading in Securities. A Covered Person may not execute any personal securities transaction in any Restricted Security (including a “new issue” (i.e., an IPO) as defined above, EXCEPT FOR: (1) ETFs, ETNs, and closed-end funds (includes “interval funds”); (2) Private placements and investment opportunities of limited availability that are deemed unrelated to the Adviser’s investment advisory activities and/or are deemed not to raise any conflicts of interest with the Adviser’s clients. (For example, such transactions may include, but are not limited to, a private investment in real estate or a restaurant or a private investment in a hedge fund, private equity fund, or venture capital fund); (3) investments in Reportable Funds; or (4) generally, any investment not traded on an exchange or of a non-discretionary nature that the Adviser feels does not jeopardize the Adviser’s fiduciary duty to its clients. (For example, buying physical commodities like gold or silver or buying bank CDs linked to physical commodities or dividend reinvestment plans.) For any transaction that may fall within categories (2), (3), or (4) above, Covered Persons must obtain the prior approval of the Compliance Officer. A request for preclearance must be made by completing a Preclearance Form and submitting it to the Compliance Officer in advance of the contemplated transaction. A Preclearance Form is attached as Attachment A. The Adviser will examine the facts and circumstances surrounding each transaction to determine whether it is prohibited or not.

Covered Person’s child. A Covered Person’s child living in the Covered Person’s household and/or for whom the Covered Person provides primary financial support MAY execute personal securities transactions in a Restricted Security AFTER first obtaining the prior approval of the Compliance Officer. For any grandfathered accounts, ALL transactions in Restricted Securities must be precleared with the Compliance Officer. Proposed new accounts should not be opened until approved by the Compliance Officer, and, thereafter, ALL transactions in Restricted Securities must be precleared with the Compliance Officer. Under this carve-out for a Covered Person’s child, the Covered Person must be able to represent, at a minimum, that (i) the Covered Person does not make any decisions regarding the child’s Personal Account and (ii) the Covered Person does not share any of the Adviser’s client portfolios or trading with the child. Other representations may be required on a case by case basis.

3.    Previously Existing and Inherited Personal Investments. To the extent that a Covered Person (a) already has an investment in a Restricted Security prior to the adoption of this Code or prior to becoming a Covered Person (e.g., a new employee) or (b) inherits or otherwise unexpectedly receives an investment in a Restricted Security, such investment will be allowed, but the Adviser will recommend and encourage that the investment be closed out. If the Covered Person maintains such investment for whatever reason, the Covered Person must obtain the prior approval of the Compliance Officer before engaging in any transaction in his or her Personal Account in such Restricted Security. The Compliance Officer may approve the transaction if the Compliance Officer concludes that the transaction would comply with the provisions of this Code of Ethics and is not likely to have any adverse economic impact on clients. A request for preclearance must be made by completing the Preclearance Form and submitting it to the Compliance Officer in advance of the contemplated transaction. A Preclearance Form is attached as Attachment A.

4.    Service on Boards of Directors; Other Business Activities. A Covered Person shall not serve as a director (or similar position) on the board or a member of a creditors committee of any public company unless the Covered Person has received written approval from the Compliance Officer and the Adviser has adopted policies to address such service. Authorization will be based upon a determination that the board service would not be inconsistent with the interest of any client account.

At the time a Covered Person submits the initial holdings report in accordance with this Code, the Covered Person will submit to the Compliance Officer a description of any outside business activities in which the Covered Person has a significant role. Outside business activities require preclearance with the Compliance Officer.

5.    Gifts. A Covered Person is prohibited from using his or her position at the Adviser to give or obtain an item of value to or from any person or company that does business or potentially could conduct business with the Adviser. Covered Persons are prohibited from giving or accepting any gift that is so frequent or of such high value as to raise a question of impropriety to or from any person or company that does business or potentially could conduct business with the Adviser. Unsolicited business entertainment, including meals or tickets to cultural and sporting events are permitted if (a) they are not so frequent or of such high value as to raise a question of impropriety and (b) the person providing the entertainment is present at the event.

Each Covered Person must report and obtain preclearance for any gifts or business entertainment in excess of de minimis value (which for purposes of this reporting requirement is $500) given or received in connection with the Covered Person’s employment to the Compliance Officer. Each Covered Person must include any previously unreported/unapproved or prospective gift or business entertainment event in excess of the de minimis value on its quarterly compliance statement. The Compliance Officer will maintain records of any gifts and/or business entertainment events so reported.

Section 17(e) of the IC Act generally states that it is unlawful for any affiliated person of a RIC or any affiliated person of any such person:

a.    Acting as agent, to accept from any source any compensation for the purchase or sale of any property to or for such fund, except in the course of that person’s business as an underwriter or broker, or

b. Acting as broker, in connection with the sale of securities to or by such fund, to receive from any source a commission, fee or other remuneration for effecting such transaction that exceeds certain prohibitions, including, among others, the usual and customary broker’s commission if the sale is effected on a securities exchange (the “17(e)(2)(A) prohibition”).

Rule 17e-1 under the IC Act provides a safe harbor for the 17(e)(2)(A) prohibition. Under the rule, a commission, fee or other remuneration is deemed to not exceed the “usual and customary” broker’s commission, provided that, among other things, the commission, fee or other remuneration received or to be received is “reasonable and fair” compared to the commission, fee or other remuneration received by other brokers in connection with comparable transactions involving similar securities being purchased or sold on a securities exchange during a comparable period of time. Rule 17e-1 also contains governance and recordkeeping requirements.

The Adviser has adopted a policy that no employee may accept from any source any compensation (including any gifts or entertainment in any amount) for the purchase or sale of any property to or for the RICs sub-advised by the Adviser.

6.    Rule 206(4)-5: Pay-to-Play Rule. Rule 206(4)-5 under the Advisers Act prohibits the Adviser and its Supervised Persons from receiving any compensation for providing advice to a government entity if the Adviser or a Supervised Person has made a contribution to an official of such government entity within the two previous years. The Adviser and its Supervised Persons also are prohibited from (i) paying a third party solicitor to solicit a government entity to retain the Adviser unless the third party solicitor is a registered investment adviser or broker-dealer or (ii) soliciting others to contribute or coordinate contributions to an official of a government entity or to a political party of a state or locality if the Adviser is soliciting the government entity. Finally, the Adviser and its Supervised Persons are prohibited from doing anything indirectly that they would be prohibited from doing directly under the rule.

Without prior written approval from the Chief Compliance Officer, (i) Supervised Persons are prohibited from contributing or causing anyone else to contribute to any (1) state or local government official, (2) candidate for state or local office, or (3) political party or PAC and (ii) Supervised Persons are prohibited from participating in volunteer activities for such persons or organizations.

7.    Management of Non-Adviser Accounts. Covered Persons are prohibited from managing accounts for third parties who are not clients of the Adviser or serving as a trustee for third parties unless the Compliance Officer preclears the arrangement and finds that the arrangement would not harm any client. The Compliance Officer may require the Covered Person to report transactions for such account and may impose such conditions or restrictions as are warranted under the circumstances.

8.    Business Decisions. The Adviser expects employees and others working on its behalf to conduct its affairs on an arm's length basis and not to engage in business or financial activity that may conflict with that of the Adviser. Decisions regarding the Adviser’s business with any other person or entity must be based solely upon valid business considerations of the Adviser. No one may permit a business decision involving the Adviser to be influenced by personal or other unrelated interests or factors.

9.    Exploitation of Relationship with Adviser. No person may improperly use the Adviser’s name. The Adviser’s name may only be used in connection with an activity or transaction that has been previously authorized by the management or the Compliance Officer. Under no circumstances shall any person exploit the Adviser’s name or his or her relationship with the Adviser.

10.    Unlawful or Unethical Actions. Covered Persons shall not (directly or indirectly) in connection with securities-related and advisory-related activities:

•Employ any device, scheme or artifice to defraud;

•Make any untrue statement of a material fact or to omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading;

•Engage in any transaction, practice or course of business which operates or would operate as a fraud or deceit upon any person; or

•Engage in any act, practice or course of business which is fraudulent, deceptive, manipulative, or unethical.

11.    Non-Discrimination/Anti-Harrassment Policy. The Adviser and all Supervised Persons are prohibited from both (1) discriminating in hiring and business relationship practices and (2) with regards to women and minorities or on the basis of race, color, national origin, sex, gender identity, religion, age, disability, political beliefs, and marital or familial status.

12.    Alternative Data Providers. Employees are required to obtain the CCO’s pre-approval prior to engaging a new research provider or alternative data provider, or purchasing a new research product or service from a new or existing provider. This includes providers of data or “big data,” or firms that would webscrape or extract data from websites, in addition to other research providers. This requirement applies to “trial periods,” irrespective of whether a written contract is to be executed.

Employees are required to obtain the CCO’s approval prior to requesting any customized research, even if the research is conducted by a service provider that already works with the Adviser. If Employees learn that an existing research or alternative data provider has shifted its approach or is offering materially new products or services, for example, if a traditional sell-side research firm starts offering alternative data, the CCO must be alerted so they can consider whether additional diligence should be conducted.

VI. REPORTING

1.    Account Statements to Adviser. All Covered Persons must submit to the Compliance Officer a report of their securities transactions no later than 30 days after the end of each calendar quarter. The report must set forth each transaction in a Restricted Security in which the Covered Person had any direct or indirect beneficial ownership during the period covered by the report. A form of quarterly report is set forth as Attachment C. If a Covered Person did not have any securities transactions in a Restricted Security, that should be documented on the quarterly report.

Covered Persons must direct their brokers or custodians or any persons managing the Covered Person's account in which any Restricted Securities are held to supply the Compliance Officer with a copy of trade confirmations, account statements, or account transactions; or supply it directly to the Compliance Officer themselves.

2.    New Accounts. Each Covered Person must notify the Compliance Officer promptly if the Covered Person opens any new account in which ANY securities are held with a broker or custodian or moves such an existing account to a different broker or custodian.

3.    Disclosure of Securities Holdings. All Covered Persons will, within 10 days of commencement of employment (or otherwise becoming an Access Person) with the Adviser, submit an initial statement to the Compliance Officer listing all of the:

a.securities in which the Covered Person has any direct or indirect beneficial ownership, (including title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each reportable security in which the Covered Person has any beneficial ownership);

b.the names of any brokerage firms or banks where the Covered Person has an account in which ANY securities are held for the direct or indirect benefit of the Access Person.

The report must be dated the day the Covered Person submits it,and must contain information that is current as of a date no more than 45 days prior to the date the person becomes a Covered Person of the Adviser. Covered Persons will annually submit to the Compliance Officer an updated statement, which must be current as of a date no more than 45 days prior to the date the report was submitted. A form of the initial report is set forth in Attachment B.

If a Covered Person does not hold any Restricted Securities that should be documented on the initial and/or annual holdings reports.

4.    Exceptions to Reporting Requirements. A Covered Person need not submit any report with respect to securities held in accounts over which the Covered Person has no direct or indirect influence or control or transaction reports with respect to transactions effected pursuant to an automatic investment plan.

5.    Illegal or Unethical Behavior. Covered Persons must report immediately any illegal, unethical, or other suspected violations of this Code to the Compliance Officer.

6.    Transactions and Holdings Subject to Review. Securities transactions and holdings reported on the quarterly and annual reports will be reviewed to ensure adherence with the Code and compared against Preclearance Forms.

7.    Board Reporting. To the extent applicable, on at least an annual basis the Adviser will provide a written report to any Reportable Fund’s Board of Directors in compliance with Rule 17j-1 of the Investment Company Act.

VII. RECORDKEEPING

The Compliance Officer will keep in an easily accessible place for at least five (5) fiscal years copies of this Code of Ethics, all Broker's statements and reports of Covered Persons, copies of all preclearance forms, records of violations and actions taken as a result of violations, acknowledgments, any reports made to a Fund’s Board of Directors and other memoranda relating to the administration of this Code of Ethics.

The Compliance Officer will maintain a list of all Covered Persons (which includes all Access Persons) of the Adviser and all persons responsible for reviewing reports under this Code of Ethics currently and for the last five (5) fiscal years.

All periodic statements of Covered Persons may be kept electronically in a computer database.

VIII. OVERSIGHT OF CODE OF ETHICS

1.    Acknowledgment. The Compliance Officer will annually distribute a copy of the Code of Ethics to all Covered Persons. The Compliance Officer will also distribute promptly all amendments to the Code of Ethics. All Covered Persons are required annually to sign and acknowledge their receipt of this Code of Ethics by signing the form of acknowledgment [attached as Attachment D] or such other form as may be approved by the Compliance Officer.

2.    Review of Transactions. Each Covered Person's transactions in his/her Personal Account will be reviewed on a regular basis and compared with transactions for the clients and against the list of Restricted Securities by the Compliance Officer or his delegate. Any Covered Person transactions that are believed to be a violation of this Code of Ethics will be reported promptly to the management of the Adviser. The managing members of the Adviser or their delegate will review the Compliance Officer’s transactions and preclearance requests.

3.    Sanctions. Adviser’s management, with advice of legal counsel, at their discretion, will consider reports made to them and upon determining that a violation of this Code of Ethics has occurred, may impose such sanctions or remedial action as they deem appropriate or to the extent required by law. These sanctions may include, among other things, disgorgement of profits, suspension or termination of employment and/or criminal or civil penalties.

4.    Authority to Exempt Transactions. The Compliance Officer has the authority to exempt any Covered Person or any personal securities transaction of a Covered Person from any or all of the provisions of this Code of Ethics if the Compliance Officer determines that such exemption would not be against any interests of a client and in accordance with applicable law. The Compliance Officer will prepare and file a written memorandum of any exemption granted, describing the circumstances and reasons for the exemption.

5.    ADV Disclosure. The Compliance Officer will ensure that the Adviser’s Form ADV (1) describes the Code of Ethics in Part 2A and (2) offers to provide a copy of the Code of Ethics to any client or prospective client upon request.

VIII. CONFIDENTIALITY

All reports of personal securities transactions and any other information filed pursuant to this Code of Ethics will be treated as confidential to the extent permitted by law.

APPENDIX H
ATTACHMENT A

PRECLEARANCE FORM (or via email)

FOR TRANSACTIONS IN PERSONAL ACCOUNTS OF COVERED PERSONS RELATING TO PREVIOUSLY EXISTING OR INHERITED INVESTMENTS OR OTHER INVESTMENTS AS MENTIONED IN APPENDIX H, IV(2)

Investment Information

Issuer:_________________________

Equity Investments: Cmn                 Pfd
Number of shares_________________

Debt Investments
Interest rate:____________
Maturity date:______________

Transaction Information

Transaction Type (please circle):
Purchase Sale     Short Sale
Estimated Trade Date:_______________
Estimated Price:____________________
Broker/Dealer:_____________________

Is the investment a private placement or investment
opportunity of limited availability? Y N
Representation and Signature

By executing this form, I represent that the information contained herein is accurate and complete and that my trading in this investment is not based on any material nonpublic information. I understand that preclearance will only be in effect for 5 business days from the time of the Compliance Officer's signature or such other time frame as may otherwise be approved by the Compliance Officer if 5 business days is not a reasonable amount of time given the circumstances.
_________________________________
Employee Name (please print)

_________________________________ ____________________
Employee Signature Date

Disposition of Preclearance Request

Approved _____________________ Denied____________________

Compliance Officer Date

APPENDIX H
ATTACHMENT B

INITIAL HOLDINGS REPORT AND ANNUAL HOLDINGS REPORT

To: Compliance Officer

From: Covered Person

Subject: Personal Securities Holdings

Pursuant to the Code, you must submit an initial holdings report and an updated annual holdings report that lists all Restricted Securities (as defined in the Code) and other investments as mentioned in Appendix H, IV(2) in which you have a direct or indirect Beneficial Ownership (as defined in the Code). If you do not hold any, please clearly note that on the form below.

Kindly complete the form below and return it to the Compliance Officer. If this is an Initial Holdings Report, it must be submitted no later than 10 days after the date on which the undersigned became a Covered Person. The information set forth in an Initial Holdings Report and an Annual Holdings Report must be current as of a date no more than 45 days prior to the date on which the report is submitted.

Date	Title & Amount of Security (including exchange ticker symbol or CUSIP number, number of shares and principal amount)	Name of Broker, Dealer or Bank Maintaining Account At Which Any Securities are Maintained

(Please attach additional pages if you require more space)

I certify that the names of any brokerage firms or banks where I have an account in which any securities are held are disclosed above, except for the following:

Signed: ________________________

Print Name: ______________________

Date: ___________________

APPENDIX H
ATTACHMENT C

QUARTERLY COMPLIANCE ATTESTATIONS

Name: _________________________________

Quarter Ending: _________________

Each of the below representations will be applicable for the period stated above.

PERSONAL ACCOUNT DEALING

□    I can confirm that there are no new Personal Accounts which I am required to disclose in the period stated above.

□    I have disclosed all Personal Account transactions, for the period stated above, in compliance with Greenhouse’s Code of Ethics.

□    When required, I have obtained preclearance for Personal Account transactions, for the period stated above, in compliance with Greenhouse’s Code of Ethics.

□    I have failed to disclose a new Personal Account or personal transaction but have done so below.

Date	Name of Account	Name of Recipient	Details of any transaction in that account

GIFTS & ENTERTAINMENT

□    I have not given or received any gift valued in excess of $500 or any entertainment that is not usual or customary.

□    I have reported to and received approval from the Chief Compliance Officer (“CCO”) for all gifts given or received valued in excess of $500 and any entertainment that is not usual or customary.

□    I have given or received the following gifts valued in excess of $500 or entertainment that is not usual or customary for which I did not receive approval from the CCO:

Date	Name of Giver	Name of Recipient	Approx. Value

OUTSIDE BUSINESS ACTIVITIES/POTENTIAL CONFLICTS

□    I have not entered into any new outside business activities.

□    I have reported to and received approval from the CCO for all new outside business activities.

□    I have entered into the following new business activities for which I did not receive pre-approval from the CCO:

Date	Nature of Activity	Name of Business or Entity	Compensation

□    Neither I nor members of my immediate family serve as: (1) an officer of a public company, (2) a director on the board of a public company, or (3) a member of a creditors committee of a public company, unless I have received written approval from the CCO. Authorization will be based upon a determination that the board service would not be inconsistent with the interest of any client account. Anything to the contrary is noted on this form.

□    Neither I nor members of my immediate family work for a publicly traded company in an upper management level position.

□    Neither I nor members of my immediate family work for any of Greenhouse’s key service providers (i.e., prime broker, auditor, attorney, administrator, brokers) in such a capacity that it might be reasonably perceived that such relationship unduly influenced Greenhouse’s decision to hire/utilize such service providers. Anything to the contrary is noted on this form.

POTENTIAL RECEIPT OF MATERIAL, NONPUBLIC INFORMATION (“MNPI”)

□    I have not been privy to MNPI.

□    I have notified the CCO that I may have been privy to MNPI and did not discuss such information with any other party.*

* If neither of these attestations applies, please contact the CCO immediately.

POLITICAL CONTRIBUTIONS

□    Neither I nor members of my immediate family, contributed to, solicited or coordinated campaign funds for:
• a candidate running for U.S. state or local office;
• a candidate running for U.S. federal office who currently holds a U.S. state or local political office; or
• a political party or PAC in the United States;
without prior written approval from the CCO. Further, neither I nor members of my immediate family participated in volunteer activities for any such persons or organizations without prior written approval from the CCO. (This policy does not affect campaign contributions intended to be used for candidates for U.S. federal office, such as the U.S. House of Representatives, U.S. Senate, or President of the United States, unless the candidate currently holds a U.S. state or local office.)

□    I have received approval from the CCO for the above.

□    I have made the following political contributions (or other per above) for which I did not receive pre-approval from the CCO:

Date	Nature and Title of Recipient	Office Candidate is Seeking	Compensation

USE OF SOCIAL MEDIA

□    I have not used social media (including, but not limited to, LinkedIn, Facebook, or Twitter) in connection with the Firm’s business.

□    I have used social media (including, but not limited to, LinkedIn, Facebook, or Twitter) in connection with the Firm’s business. Details are provided below:

Date	Platform/Website	Description of Usage

TEXTING

□    I confirm my understanding that texting is prohibited for business matters and I have not sent any such texts.

ELECTRONIC COMMUNICATIONS

□    I confirm that I have not used any form of electronic communication or instant messaging for business purposes that is not being captured and maintained by Greenhouse.

CLIENT COMPLAINTS

□    I have not received any complaints from clients or investors.

□    I have notified the CCO of all complaints from clients or investors that I have received.

□    I have received the following complaints from clients or investors and did not notify the CCO:

Date	Client or Investor	Description

INVESTMENTS IN LIMITED OFFERINGS

□    I have not made any investments in any limited offerings (i.e., private placements, private investment in real estate or a restaurant, private investment in a hedge fund, private equity fund, or venture capital fund, etc…).

□    I have received approval from the CCO for all investments that I made in limited offerings.

□    I have made the following investments in limited offerings for which I did not receive pre-approval from the CCO:

Date	Company or Fund	Investment

Signature: _________________________________

Date: _____________________________________

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